Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated March 9, 2020, relating to the balance sheet of NewHold Investment Corp. as of February 29, 2020 and the related statements of operations, changes in stockholder’s equity and cash flows for the period from January 24, 2020 (date of inception) through February 29, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
July 10, 2020